TO BE RELEASED AT 1:05 P.M. PT on WEDNESDAY, JAN. 9

CONTACTS:	Suzanne DuLong	Nathan Misner
	F5 Investor Relations	F5 Communications
	(206) 272-7049	(206) 272-7494
	s.dulong@f5.com	n.misner@f5.com

F5 Adds Nick Mehta and Marie E. Myers to its Board of Directors

SEATTLE, JANUARY 9, 2019 – F5 Networks (NASDAQ: FFIV) today announced the appointment of Nick Mehta, CEO of Gainsight, Inc., and Marie E. Myers, CFO of UiPath, Inc., to its Board of Directors. Mehta and Myers bring considerable leadership backgrounds to F5’s Board, along with valuable technology expertise.

Nick Mehta, 41, joins F5’s Board as Chief Executive Officer of Gainsight, a leading customer success SaaS platform provider. Prior to Gainsight, he served as CEO of LiveOffice (acquired by Symantec in January 2012), and held several product management and engineering leadership roles at Symantec. Mehta holds a B.A. in Biochemical Sciences from Harvard College and an M.S. in Computer Science from Harvard Graduate School of Arts and Sciences.

“Nick’s executive experience with SaaS organizations and technologies make him a tremendous addition to our Board,” said François Locoh-Donou, president and CEO of F5. “As F5 expands its solutions further into cloud, managed services, and SaaS offerings, we look forward to incorporating his industry perspectives into our business strategies and go-to-market efforts.”

Marie E. Myers, 50, joins F5’s Board as Chief Financial Officer of UiPath, Inc., a robotic process automation company. Prior to UiPath, Myers served as the Global Controller for HP, Inc., and previously held the role of HP’s Vice President of Finance for the Personal Systems Group, Americas. She also serves as President Emeritus of the Alliance for Gray Market and Counterfeit Abatement, a non-profit focused on IP protection in the information technology industry. Myers holds a B.A. and B.S. in Economics from University of Queensland and an M.B.A. with a focus in Marketing and Finance from the University of St. Thomas.

“Marie’s extensive experience as a finance executive for a multinational technology company, her expertise in automation, and her passion for diversity make her an ideal fit for F5’s Board given our growing global operations,” added Locoh-Donou. “We’re excited to add her acumen to our Board.”

These additions expand F5’s Board of Directors to twelve members, ten of whom are independent.

About F5

F5 (NASDAQ: FFIV) gives the world’s largest businesses, service providers, governments, and consumer brands the freedom to securely deliver every app, anywhere—with confidence. F5 delivers cloud and security application services that enable organizations to embrace the infrastructure they choose without sacrificing speed and control. For more information, go to f5.com. You can also follow @f5networks on Twitter or visit us on LinkedIn and Facebook for more information about F5, its partners, and technologies.

F5 is a trademark or service mark of F5 Networks, Inc., in the U.S. and other countries. All other product and company names herein may be trademarks of their respective owners.

This press release may contain forward looking statements relating to future events or future financial performance that involve risks and uncertainties. Such statements can be identified by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of such terms or comparable terms. These statements are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those identified in the company's filings with the SEC.

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